Exhibit 99.1

Northstar Neuroscience Announces Preliminary Data of Cortical Stimulation to Treat

Major Depressive Disorder

PROSPECT Feasibility Study Results Presented at Congress of Neurological Surgeons

SEATTLE — September 17, 2007—Northstar Neuroscience, Inc. (NASDAQ: NSTR), a developer of medical devices for the treatment of neurological diseases and disorders, announces that preliminary data from its PROSPECT feasibility study is being presented today at the Congress of Neurological Surgeons in San Diego by Brian Kopell, M.D. of the Medical College of Wisconsin’s Department of Neurosurgery. Initial results on 10 of the total 12 subjects in the study indicate that Northstar’s cortical stimulation therapy* contributed to an overall decrease in severity of depression and an overall increase in psychological functioning.

The PROSPECT study was designed to assess the basic safety and effectiveness of cortical stimulation for patients diagnosed with major depressive disorder. The patients in the PROSPECT study were not responsive to an average of nine previous antidepressant treatments and endured their current depressive episode for an average of seven years. Ten of the 12 patients were treated previously with electroconvulsive therapy. The study is being conducted at the Medical College of Wisconsin in Milwaukee, Massachusetts General Hospital in Boston, and the University of Pittsburgh in Pennsylvania.

All patients in the PROSPECT study were implanted with Northstar’s investigational Renova™ Cortical Stimulation System*. After a baseline observation period, five patients received active cortical stimulation during the first eight weeks, while five patients received sham stimulation. After the initial eight week period of sham stimulation, these patients also received active stimulation.

Initial findings at the eight week primary endpoint show the Hamilton Depression Rating Scale (HDRS; an established scale used to rate the severity of a patient’s depression) scores of the active cortical stimulation patients improved an average of 24% from baseline. In contrast, only a 3% improvement in HDRS scores from baseline was reported in patients in the sham group. After eights weeks of active stimulation in ten patients, 20% achieved an improvement of 50% or more in HRDS score.

Additionally, after the ten patients received 16 weeks of active stimulation, HDRS scores improved by an average of 27% from baseline and the Montgomery-Asberg Depression Rating Scale (MADRS; another established scale used to rate the severity of a patient’s depression) scores improved by 31% from baseline. The Global Assessment of Functioning (GAF; a scale used to rate the social, occupational and psychological functioning) scores improved by 50% from baseline, indicating an improvement in patient’s quality of life and ability to function. Each of these rating scales indicated a continuing trend of improvement at 16 weeks.

There have been no device related serious adverse events during the study. Primary endpoint results on all patients enrolled in the study will be reported later this year.

“These early findings in this very severe group are encouraging and suggest that cortical stimulation holds promise for individuals with major depressive disorder who have endured numerous unsuccessful treatments such as antidepressants or electroconvulsive therapy,” said Dr. Kopell. “The inherent advantage of cortical stimulation for continuous, long-term relief of depressive symptoms is its ability to modulate neural function without surgically penetrating brain tissue. This results in a shorter procedure and relatively quick recovery time. I and my fellow investigators look forward to working with Northstar to further investigate the effectiveness of cortical stimulation therapy.”

“Northstar is privileged to work with all the clinicians involved in the PROSPECT study to address the tremendous unmet need for alternative treatment options for the millions of Americans who are currently suffering from major depressive disorder,” said John Bowers, President and CEO of Northstar Neuroscience. “We are encouraged that our cortical stimulation therapy achieved these results in such a severe, chronic group, and we are currently working with our collaborators on plans for the next phase of research for this important clinical indication.”

According to the National Comorbidity Survey Replication, major depression is a serious medical illness affecting nearly 7% of the U.S. adult population, or approximately 14 million Americans. The illness is persistent and can significantly interfere with an individual’s thoughts, behavior, mood, activity and physical health. According to the NIH STAR*D trial, which compares the acute and longer-term treatment outcomes associated with four successive treatment steps, 33% of people with major depression fail to achieve remission. This results in nearly 5 million people who are not adequately treated with medication and therapy.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neurostimulation therapies to treat neurological injury, disorder and disease. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain – the cerebral cortex. The Renova system is currently under investigation for several indications, including stroke motor recovery*, aphasia*, tinnitus* and depression*. For more information, visit www.northstarneuro.com.

*CAUTION: Investigational Device. Limited by Federal Law (U.S.) to investigational use.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our ability to complete our ongoing or any future clinical trials, or decisions whether to conduct additional clinical trials, including related to depression, delays in conducting or completing any of our clinical trials, the results of any of our clinical trials, including the final results of the PROSPECT clinical trial, and results from our feasibility trials may not be indicative of success in any later clinical trials involving a larger number of patients. We encourage you to review other factors that may affect our future results in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2007 and in other documents and reports we file periodically with the Securities and Exchange Commission.

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